Exhibit 99.1

To: All Staff
From: Jennifer Witz
Date: March 6, 2023
Time: 9:00 am ET
Subject Line: Important Company Update

Good Morning,

I have some difficult news to share. After a review of our business, we have made the decision to reduce the size of our workforce by 475 roles, or 8%. Unfortunately, this will mean saying goodbye to talented colleagues across the organization.

Over the course of the day today, impacted employees will begin receiving invitations to join meetings with their respective leader and a member of our People + Culture team.

I want to acknowledge that this is going to be a challenging day, especially for those departing from the Company, and I’d like to extend my deepest gratitude to everyone for their contributions to SiriusXM. Regardless of the team, level, or tenure, you played a role in bringing our Company to where it is today and for that we are grateful. This was not an easy decision to make, nor one we took lightly. However, it is critical for us to take the right steps now to secure the long-term health and profitability of our business.

How did we get here?
We are entering into a new phase for our Company. The investments we are making in the business this year, coupled with today’s uncertain economic environment, require us to think differently about how our organization is structured. As I shared in November, our planning process for 2023 included an enterprise-wide review of our business to identify opportunities for greater agility and efficiency. As part of this effort, we identified areas in which we could limit discretionary spending to minimize the impact of any additional needs for staff reductions. We streamlined our non-headcount costs by reducing content and marketing spend, decreasing our real estate footprint, and most recently, implementing tighter restrictions in our Travel and Entertainment policy. However, today’s decision to reduce our workforce was required in order for us to maintain a sustainably profitable company.

Who is impacted?
Over the past five years, our business has grown and expanded with the addition of new acquisitions, business lines, and revenue streams. Now, we have completed an assessment of our departments and functions to determine where we can improve collaboration, consolidate teams to achieve greater efficiencies, and ultimately, design an organization structure that is best positioned to achieve our priorities. As a result, nearly every department across SiriusXM will be impacted. We believe the new operational design will allow us to move faster and more effectively as we take on new challenges across our business.

What’s next?
For those leaving us, you will be contacted directly regarding your departure, and you will have the opportunity to speak with a leader from your department as well as a member of our People + Culture team. We understand that this transition won’t be easy, but please know that we’re committed to supporting you during this process, and we’re providing exit packages that include severance, transitional health insurance benefits, Employee Advocacy Program continuation, and outplacement services.

Today is one of the most difficult days we’ve had to face as a team, and these changes impact each of us deeply. However, it is my belief that these tough decisions were necessary as we look to capture the opportunity in front of us.

Together, we are committed to delivering the best premium audio experience in North America. We are evolving our service to give the next generation of listeners new ways to discover and engage with our incredible programming and talent. With our vision as clear as ever, and our operating transformation now underway, we will continue to make investments as we gear up for our next major milestone: the launch of a new, best-in-class SiriusXM experience.

Again, to those impacted by these changes, I thank you for all that you’ve done to bring SiriusXM to where it is today, and I wish you all the best in your future endeavors.

We’ll discuss these changes and our path forward during our next Company-wide All Hands meeting. In the meantime, I’ll be in touch later today to share an update and you’ll also hear more details from your respective Executive Leaders throughout the remainder of this week.

In closing, thank you for your focus, dedication, and resilience. This is not an easy moment for any of us, so it’s more important than ever that we support each other, and that you lean on our leaders, including me, as we work through next steps.

- Jennifer